EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Third Quarter 2015

Third Quarter Adjusted EPS Improves 22% to $1.35

Strong Pricing Drives 4.7% Increase in Company's Industry Leading Adjusted Net Yield

Company Takes Delivery of Norwegian Escape

MIAMI, Nov. 3, 2015 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) together with NCL Corporation Ltd., "Norwegian Cruise Line Holdings", "Norwegian" or the "Company", today reported financial results for the quarter ended September 30, 2015 and provided guidance for the fourth quarter and full year 2015.

Third Quarter 2015 Highlights

  Adjusted EPS growth of 22% to $1.35 on Adjusted Net Income of $311.1 million.

  Increase in Adjusted Net Yield on a Combined Company basis of 2.2%, or 4.7% on a Constant Currency basis, driven by improved pricing in the quarter. Increase of 19.8% on an as reported basis.

  Adjusted EBITDA increase of 37% to $447.8 million from $326.7 million.

Third Quarter 2015 Results

"The continued momentum from our revenue enhancement strategies resulted in net yield growth of approximately five percent driving strong earnings performance in the quarter," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings. "What is most impressive is that this yield performance was driven purely by organic growth, demonstrating that robust topline growth need not be predicated solely on the addition of new ships to our fleet."

The Company generated Adjusted Net Income of $311.1 million, or $1.35 per share. Adjusted EPS increased 22% over prior year and was at the top end of the Company's guidance range, benefiting from solid Net Yield performance. On a GAAP basis, net income was $251.8 million, or $1.09 per share compared to $201.1 million or $0.97 per share in the prior year.

Adjusted Net Yield improved 19.8% (22.7% on a Constant Currency basis) mainly due to the Acquisition of Prestige which occurred in the fourth quarter of 2014. On a Combined Company basis, which compares current results against the combined results of Norwegian and Prestige in the prior year, Adjusted Net Yield increased 2.2%, (4.7% on a Constant Currency basis), reflecting improved pricing in the quarter which was driven by strength in the Caribbean, Bermuda and Alaska itineraries, partially offset by softness in certain Eastern Mediterranean itineraries. Adjusted Net Revenue in the period was $978.2 million compared to $694.4 million in 2014, an increase of 40.9% primarily, as a result of the Acquisition of Prestige.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 30.5% (32.1% on a Constant Currency basis), primarily as a result of the Acquisition of Prestige, while on a Combined Company basis increased 6.4% (7.8% on a Constant Currency basis), primarily due to the timing of marketing expenses and incremental discretionary shipboard enhancement and maintenance costs. The Company's fuel price per metric ton, net of hedges, decreased 11.7% to $566 from $641 in 2014.

Interest expense, net increased to $49.8 million from $32.3 million as a result of the incremental debt incurred in connection with the Acquisition of Prestige.

The Company repurchased 83,396 shares in the quarter at an average price of $55.94 under its three year, $500 million share repurchase program which was authorized in April 2014. As of September 30, 2015, $413 million remained available for repurchases under the program.

Full Year 2015 Outlook

As a result of strong Net Yield performance the Company has increased its full year 2015 Adjusted Net Yield guidance. Adjusted Net Cruise Cost Excluding Fuel is expected to modestly increase due to the aforementioned timing of certain expenses.  As a result of these changes, the company narrowed the range and raised the midpoint of its full year 2015 Adjusted EPS guidance which is now $2.85 to $2.90.

"The alignment of revenue management strategies across our three brands has resulted in a lengthening of the booking curve, enabling us to drive higher pricing, particularly on the Norwegian brand," said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings. "This stronger pricing is contributing to robust earnings growth of approximately 27% in 2015, and brings our three year compound annual growth rate to over 40% since our initial public offering in 2013," continued Beck.

2016 Outlook

The delivery of Norwegian Escape in October marks the latest chapter in the Company's measured newbuild program which provides ship deliveries each year through 2019. The Company will take delivery of two additional ships in 2016. Sirena will join Oceania Cruises in March with her first sailing in late April following a 35-day, multi-million dollar upgrade and refurbishment. Seven Seas Explorer will join the Regent fleet in the third quarter.

"The momentum from the initiatives we have implemented is building and is reflected in the solid foundation of bookings which, coupled with the powerful earnings growth from our existing fleet and upcoming ship additions, have positioned 2016 to be a breakout year," said Del Rio. "With a clear path to significant earnings growth, we are confident in our targets of $5.00 earnings per share in 2017 and growing our already industry leading return on invested capital to 14% by 2018."

Guidance and Sensitivities

In addition to announcing the results for the third quarter, the Company also provided guidance for the fourth quarter and full year 2015, along with accompanying sensitivities. Guidance for Adjusted Net Yield and Adjusted Net Cruise Cost Excluding Fuel per Capacity Day are provided on an as reported basis as well as a Combined Company basis, which compares expectations to 2014 results that include the results of Prestige assuming the acquisition had occurred at the beginning of 2014.

	Fourth Quarter 2015				Full Year 2015
			Combined Company (1)				Combined Company (1)
	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 13.75%	Approx. 14.75%	Approx. 4.5%	Approx. 5.5%	Approx. 17.75%	Approx. 19.5%	Approx. 1.75%	3.25 to 3.5%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 15.0%	Approx. 17.0%	Approx. 4.0%	Approx. 5.0%	Approx. 23.5%	Approx. 24.75%	Approx. 2.75%	Approx. 3.5%
Adjusted EPS	$0.45 to $0.50				$2.85 to $2.90
Depreciation and amortization (2)	$90 to $94 million				$340 to $345 million
Interest expense, net	$53 to $57 million				$205 to $210 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (3)	$0.03				$0.03

(1) Combined Company compares 2015 estimates with the combined results for the fourth quarter and full year 2014
(2) Adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige
(3) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2015	Full Year 2015
Fuel consumption in metric tons	185,000	670,000
Fuel price per metric ton, excluding hedges	$380	$435
Fuel price per metric ton, net of hedges	$535	$545
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.02

As of September 30, 2015, the Company had hedged approximately 59%, 59%, 54%, 42% and 8% of its total projected metric tons of fuel purchases in 2015, 2016, 2017, 2018 and 2019, respectively. The average fuel price per metric ton of the hedge portfolio for the same periods is $475, $452, $392, $354 and $333, respectively.

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of September 30, 2015, anticipated capital expenditures were $0.9 billion for the remainder of 2015, $1.0 billion and $1.1 billion for each of the years ending December 31, 2016 and 2017, respectively, of which we have export credit financing in place for the expenditures related to ship construction contracts of $0.6 billion for the remainder of 2015, $0.5 billion for 2016 and $0.6 billion for 2017.

Company Updates and Other Business Highlights

International Expansion and Entry into the China Cruise Market

In October 2015, the Company officially opened its previously-announced sales and marketing office in Sydney, Australia, its first in the Pacific region. This office represents the Company's three brands and includes a dedicated Sydney-based call center for travel partners and guests in Australia and New Zealand.

On October 12, 2015, the Company announced its plans to introduce the first purpose-built ship customized for the China market in 2017. Currently under construction, this new ship will be the second of Norwegian Cruise Line's Breakaway Plus Class series and will be designed with a level of customization that will go beyond just the physical design and will include a high quality-level of service, cuisine, entertainment and overall experiences that cater to the unique vacation preferences of Chinese guests.

These expansion efforts are part of a multi-pronged strategy. First, was the previously announced return of Norwegian Cruise Line to Asia for the first time since 2002. Departing from Singapore and Hong Kong, Norwegian Star will offer 11- and 14-day sailings that will visit a diverse and compelling collection of famous Asian ports that mainly appeal to western guests. Second, is the 2017 introduction of the first purpose-built ship which will offer the highest-level of customization for Chinese guests and will be the most innovative ship ever built exclusively for the China market. Third, the Company announced the opening of sales and marketing offices in Hong Kong, Shanghai and Beijing which will support all three brands. These offices house a dedicated leadership team focused on ensuring the success of local travel agent partners, which is crucial to the success of the Company's expansion. Lastly, the Company announced a coordinated initiative among its three brands to entice Chinese vacationers to long-haul cruising by increasing the number of Mandarin-speaking crew and offering menu items and onboard entertainment geared towards Chinese tastes on board certain voyages offered by the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands worldwide.

Delivery of Norwegian Escape

On October 22, 2015, Norwegian Cruise Line took delivery of Norwegian Escape, the first ship in its Breakaway Plus Class series. At approximately 4,200 berths it is the Company's largest and most innovative ship to date with a host of new and exclusive amenities including the first Jimmy Buffet's Margaritaville at Sea, two restaurant venues by Iron Chef Jose Garces and The Cellars, a Michael Mondavi Family Wine Bar. These are coupled with proven concepts including the largest enclave of luxury suites, The Haven by Norwegian, and guest-favorite public areas The Waterfront and 678 Ocean Place. After inaugural ceremonies and sailings in Europe, Norwegian Escape will sail to her homeport in Miami to embark on the first of her year round 7-day Eastern Caribbean sailings on November 14.

Conference Call

The Company has scheduled a conference call for Tuesday, November 3, 2015 at 10:00 a.m. Eastern Time to discuss third quarter 2015 results. A link to the live webcast can be found on the Company's Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 22 ships with approximately 45,000 berths, these brands offer itineraries to more than 520 destinations worldwide. The company will introduce five additional ships through 2019.

Norwegian Cruise Line is an innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of "Freestyle Cruising," which revolutionized the industry by giving guests more freedom and flexibility. Norwegian Cruise Line offers The Haven, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers immersive destination experiences with destination-rich itineraries spanning the globe and the finest cuisine at sea. Regent Seven Seas Cruises is an all-inclusive luxury cruise line which provides all-suite accommodations, round-trip air, highly personalized service, acclaimed cuisine, fine wines and spirits, Wi-Fi, sightseeing excursions in every port and other amenities included in the cruise fare.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in cash and stock for a total transaction consideration of $3.025 billion, including the assumption of debt. The acquisition consideration is subject to a contingent cash payment of up to $50.0 million upon achievement of certain 2015 revenue milestones.

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield. Net Yield adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Breakaway Class Ships. Norwegian Breakaway and Norwegian Getaway.

Breakaway Plus Class Ships. The next generation of ships which are similar in design and innovation to Breakaway Class Ships.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Combined Company. Combined financial results of Norwegian and Prestige for 2014.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA. Earnings before interest, taxes, depreciation and amortization.

EPS. Earnings per share.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Management NCL Corporation Units. NCLC's previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC in connection with the Corporate Reorganization.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH's ordinary shares in August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See "Terminology" for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which excludes certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below in the "Results of Operations" section.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to: the effects of costs incurred in connection with the Acquisition of Prestige; the ability to realize, or delays in realizing, the anticipated benefits of the Acquisition of Prestige; the assumption of certain potential liabilities relating to Prestige's business; the diversion of management's attention away from operations as a result of the integration of Prestige's business; the effect that the Acquisition of Prestige may have on employee relations and on our ability to retain key personnel; the adverse impact of general economic conditions and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the risks associated with operating internationally, including changes in interest rates and/or foreign currency exchange rates; changes in fuel prices and/or other cruise operating costs; the impact of our hedging strategies; our efforts to expand and impact from expanding our business into new markets; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events; the impact of the spread of epidemics and viral outbreaks; the impact of any future changes relating to how external distribution channels sell and market our cruises; the impact of any adverse findings from our assessment of internal controls; our reliance on third parties to provide hotel management services to certain of our ships and certain other services; the impact of delays in our shipbuilding program and ship repairs, maintenance and refurbishments; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of seasonal variations in passenger fare rates and occupancy levels at different times of the year; the effect of adverse incidents involving cruise ships and our ability to obtain adequate insurance coverage; the impact of any breaches in data security or other disturbances to our information technology and other networks; our ability to keep pace with developments in technology; the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; the impact of pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; the significant percentage of ordinary shares held by our Sponsors; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Our forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue
Passenger ticket	$ 948,059	$ 650,323	$ 2,406,533	$ 1,627,684
Onboard and other	336,851	256,694	901,992	709,288
Total revenue	1,284,910	907,017	3,308,525	2,336,972
Cruise operating expense
Commissions, transportation and other	225,586	143,194	589,851	374,716
Onboard and other	84,171	69,389	210,701	172,780
Payroll and related	170,694	115,968	490,253	321,386
Fuel	88,829	79,881	267,784	236,753
Food	46,419	44,819	131,969	125,236
Other	102,023	58,047	307,143	197,133
Total cruise operating expense	717,722	511,298	1,997,701	1,428,004
Other operating expense
Marketing, general and administrative	150,558	97,111	411,879	263,584
Depreciation and amortization	109,798	63,786	314,381	188,885
Total other operating expense	260,356	160,897	726,260	452,469
Operating income	306,832	234,822	584,564	456,499
Non-operating income (expense)
Interest expense, net	(49,784)	(32,284)	(153,219)	(95,316)
Other income (expense)	(1,733)	3,242	(35,589)	3,305
Total non-operating income (expense)	(51,517)	(29,042)	(188,808)	(92,011)
Net income before income taxes	255,315	205,780	395,756	364,488
Income tax benefit (expense)	(3,528)	(2,502)	(6,931)	3,761
Net income	251,787	203,278	388,825	368,249
Net income attributable to non-controlling interest	--	2,200	--	4,288
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 251,787	$ 201,078	$ 388,825	$ 363,961

Weighted-average shares outstanding
Basic	227,384,616	203,220,218	225,805,901	204,444,469
Diluted	230,274,756	208,507,181	229,860,900	209,992,647

Earnings per share
Basic	$ 1.11	$ 0.99	$ 1.72	$ 1.78
Diluted	$ 1.09	$ 0.97	$ 1.69	$ 1.75

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income	$ 251,787	$ 203,278	$ 388,825	$ 368,249
Other comprehensive loss:
Shipboard Retirement Plan	119	95	358	284
Cash flow hedges:
Net unrealized loss	(105,227)	(37,801)	(138,501)	(44,360)
Amount realized and reclassified into earnings	13,132	1,819	61,582	1,825
Total other comprehensive loss	(91,976)	(35,887)	(76,561)	(42,251)
Total comprehensive income	159,811	167,391	312,264	325,998
Comprehensive income attributable to non-controlling interest	--	1,781	--	3,826
Total comprehensive income attributable to Norwegian Cruise Line Holdings Ltd.	$ 159,811	$ 165,610	$ 312,264	$ 322,172

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 230,180	$ 84,824
Accounts receivable, net	41,995	32,432
Inventories	54,946	56,555
Prepaid expenses and other assets	114,075	109,924
Total current assets	441,196	283,735
Property and equipment, net	8,723,844	8,623,773
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	375,669	459,113
Total assets	$ 11,747,165	$ 11,573,077
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 587,504	$ 576,947
Accounts payable	44,262	101,983
Accrued expenses and other liabilities	656,859	552,514
Due to affiliate	38,923	37,948
Advance ticket sales	1,103,734	817,207
Total current liabilities	2,431,282	2,086,599
Long-term debt	5,096,237	5,607,157
Due to affiliate	--	18,544
Other long-term liabilities	300,752	341,964
Total liabilities	7,828,271	8,054,264
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 232,069,970 shares issued and 229,453,999 shares outstanding at September 30, 2015 and 230,116,780 shares issued and 227,630,430 shares outstanding at December 31, 2014	232	230
Additional paid-in capital	3,797,584	3,702,344
Accumulated other comprehensive income (loss)	(319,203)	(242,642)
Retained earnings	529,706	140,881
Treasury shares (2,615,971 and 2,486,350 ordinary shares at September 30, 2015 and December 31, 2014, respectively, at cost)	(89,425)	(82,000)
Total shareholders' equity	3,918,894	3,518,813
Total liabilities and shareholders' equity	$ 11,747,165	$ 11,573,077

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities
Net income	$ 388,825	$ 368,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	327,861	213,306
Loss on derivatives	21,893	129
Deferred income taxes, net	858	(3,238)
Contingent consideration	(43,400)	--
Write-off of deferred financing fees	195	--
Share-based compensation expense	27,857	9,551
Changes in operating assets and liabilities:
Accounts receivable, net	(9,563)	(7,676)
Inventories	1,609	(7,548)
Prepaid expenses and other assets	491	(4,276)
Accounts payable	(57,837)	13,096
Accrued expenses and other liabilities	5,996	33,529
Advance ticket sales	308,691	85,602
Net cash provided by operating activities	973,476	700,724
Cash flows from investing activities
Additions to property and equipment	(330,808)	(864,837)
Investment in intangible asset	(750)	--
Net cash used in investing activities	(331,558)	(864,837)
Cash flows from financing activities
Repayments of long-term debt	(908,677)	(765,948)
Repayments to Affiliate	(18,521)	(18,521)
Proceeds from long-term debt	375,751	1,101,287
Proceeds from the exercise of share options	66,527	3,081
Proceeds from employee share purchase plan	858	--
Purchases of treasury shares	(7,425)	(82,000)
NCLC partnership tax distributions	--	(3,853)
Deferred financing fees and other	(5,075)	(70,531)
Net cash provided by (used in) financing activities	(496,562)	163,515
Net increase (decrease) in cash and cash equivalents	145,356	(598)
Cash and cash equivalents at beginning of the period	84,824	56,467
Cash and cash equivalents at end of the period	$ 230,180	$ 55,869

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2015	2014	2015	2014

Passengers carried		574,011	518,394	1,615,213	1,456,394
Passenger Cruise Days		4,208,605	3,609,294	11,925,493	10,079,345
Capacity Days		3,696,549	3,143,592	10,887,160	9,113,991
Occupancy Percentage		113.9%	114.8%	109.5%	110.6%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2015			2015
		Constant			Constant
	2015	Currency	2014	2015	Currency	2014

Passenger ticket revenue	$ 948,059	$ 979,036	$ 650,323	$ 2,406,533	$ 2,457,524	$ 1,627,684
Onboard and other revenue	336,851	336,851	256,694	901,992	901,544	709,288
Total revenue	1,284,910	1,315,887	907,017	3,308,525	3,359,068	2,336,972
Less:
Commissions, transportation and other expense	225,586	232,954	143,194	589,851	596,886	374,716
Onboard and other expense	84,171	84,171	69,389	210,701	210,251	172,780
Net Revenue	975,153	998,762	694,434	2,507,973	2,551,931	1,789,476
Non-GAAP Adjustment:
Deferred revenue (1)	3,026	3,026	--	31,514	31,514	--
Adjusted Net Revenue	$ 978,179	$ 1,001,788	$ 694,434	$ 2,539,487	$ 2,583,445	$ 1,789,476

Capacity Days	3,696,549	3,696,549	3,143,592	10,887,160	10,887,160	9,113,991

Gross Yield	$ 347.60	$ 355.98	$ 288.53	$ 303.89	$ 308.53	$ 256.42
Net Yield	$ 263.80	$ 270.19	$ 220.90	$ 230.36	$ 234.40	$ 196.34
Adjusted Net Yield	$ 264.62	$ 271.01	$ 220.90	$ 233.26	$ 237.29	$ 196.34

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2015			2015
		Constant			Constant
	2015	Currency	2014	2015	Currency	2014
Total cruise operating expense	$ 717,722	$ 729,349	$ 511,298	$ 1,997,701	$ 2,010,801	$ 1,428,004
Marketing, general and administrative expense	150,558	151,846	97,111	411,879	415,898	263,584
Gross Cruise Cost	868,280	881,195	608,409	2,409,580	2,426,699	1,691,588
Less:
Commissions, transportation and other expense	225,586	232,954	143,194	589,851	596,886	374,716
Onboard and other expense	84,171	84,171	69,389	210,701	210,251	172,780
Net Cruise Cost	558,523	564,070	395,826	1,609,028	1,619,562	1,144,092
Less: Fuel expense	88,829	88,829	79,881	267,784	267,784	236,753
Net Cruise Cost Excluding Fuel	469,694	475,241	315,945	1,341,244	1,351,778	907,339
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	3,277	3,277	2,535	5,759	5,759	5,144
Non-cash share-based compensation (2)	13,691	13,691	4,473	27,857	27,857	9,552
Secondary Equity Offerings' expenses (3)	362	362	--	1,384	1,384	2,075
Severance payments and other fees (4)	1,369	1,369	--	15,045	15,045	--
Management NCL Corporation Units exchange expenses (5)	--	--	--	624	624	--
Acquisition of Prestige expenses (6)	6,098	6,098	20,268	17,389	17,389	20,268
Contingent consideration adjustment (7)	--	--	--	(43,400)	(43,400)	--
Contract termination expenses (8)	3,319	3,319	--	3,319	3,319	--
Other (9)	--	--	810	--	--	2,943
Adjusted Net Cruise Cost Excluding Fuel	$ 441,578	$ 447,125	$ 287,859	$ 1,313,267	$ 1,323,801	$ 867,357

Capacity Days	3,696,549	3,696,549	3,143,592	10,887,160	10,887,160	9,113,991

Gross Cruise Cost per Capacity Day	$ 234.89	$ 238.38	$ 193.54	$ 221.32	$ 222.90	$ 185.60
Net Cruise Cost per Capacity Day	$ 151.09	$ 152.59	$ 125.92	$ 147.79	$ 148.76	$ 125.53
Net Cruise Cost Excluding Fuel per Capacity Day	$ 127.06	$ 128.56	$ 100.50	$ 123.20	$ 124.16	$ 99.55
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 119.46	$ 120.96	$ 91.57	$ 120.63	$ 121.59	$ 95.17

(1) Non-cash deferred compensation expenses related to the crew pension plan, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(8) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense.
(9) Expenses primarily related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 251,787	$ 201,078	$ 388,825	$ 363,961
Net income attributable to non-controlling interest	--	2,200	--	4,288
Net income	251,787	203,278	388,825	368,249
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	3,277	2,535	5,759	5,144
Non-cash share-based compensation (2)	13,691	4,473	28,030	9,552
Secondary Equity Offerings' expenses (3)	362	--	1,384	2,075
Tax benefit (4)	--	870	--	(5,304)
Severance payments and other fees (5)	1,369	--	15,045	--
Management NCL Corporation Units exchange expenses (6)	--	--	624	--
Acquisition of Prestige expenses (7)	6,098	20,268	17,389	20,268
Deferred revenue (8)	3,026	--	31,514	--
Amortization of intangible assets (9)	20,914	--	59,973	--
Contingent consideration adjustment (10)	--	--	(43,400)	--
Derivative loss (11)	3,767	--	33,370	--
Contract termination expenses (12)	6,848	--	6,848	--
Other (13)	--	810	--	2,943
Adjusted Net Income	$ 311,139	$ 232,234	$ 545,361	$ 402,927
Diluted weighted-average shares outstanding - Net income and Adjusted Net Income	230,274,756	208,507,181	229,860,900	209,992,647
Diluted earnings per share	$ 1.09	$ 0.97	$ 1.69	$ 1.75
Adjusted EPS	$ 1.35	$ 1.11	$ 2.37	$ 1.92

(1) Non-cash deferred compensation expenses related to the crew pension plan, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Tax benefit of $5.3 million from a change in estimate of tax provision associated with a change in our corporate entity structure, which is included in income tax benefit (expense).
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(7) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(8) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(9) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(10) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(11) Losses of approximately $(4.7) million related to certain fuel swap derivative hedge contracts and the fair value adjustment of $1.2 million for a foreign exchange collar which does not receive hedge accounting treatment, which are included in other income and (expense) for the three months ended September 30, 2015. Losses of $(18.6) million for a foreign exchange collar which does not receive hedge accounting treatment and losses of $(14.7) million related to certain fuel swap derivative hedge contracts for the nine months ended September 30, 2015.
(12) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense and depreciation and amortization expense.
(13) Expenses primarily related with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

EBITDA and Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 251,787	$ 201,078	$ 388,825	$ 363,961
Interest expense, net	49,784	32,284	153,219	95,316
Income tax (benefit) expense	3,528	2,502	6,931	(3,761)
Depreciation and amortization expense	109,798	63,786	314,381	188,885
EBITDA	414,897	299,650	863,356	644,401
Net income attributable to non-controlling interest	--	2,200	--	4,288
Other (income) expense	1,733	(3,242)	35,589	(3,305)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	3,277	2,535	5,759	5,144
Non-cash share-based compensation (2)	13,691	4,473	27,857	9,552
Secondary Equity Offerings' expenses (3)	362	--	1,384	2,075
Severance payments and other fees (4)	1,369	--	15,045	--
Management NCL Corporation Units exchange expenses (5)	--	--	624	--
Acquisition of Prestige expenses (6)	6,098	20,268	17,389	20,268
Deferred revenue (7)	3,026	--	31,514	--
Contingent consideration adjustment (8)	--	--	(43,400)	--
Contract termination expenses (9)	3,319	--	3,319	--
Other (10)	--	810	--	2,943
Adjusted EBITDA	$ 447,772	$ 326,694	$ 958,436	$ 685,366

(1) Non-cash deferred compensation expenses related to the crew pension plan, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(8) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing general and administrative expense.
(9) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense.
(10) Expenses primarily related with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	September 30,	December 31,
	2015	2014
Long-term debt, net of current portion	$ 5,096,237	$ 5,607,157
Current portion of long-term	587,504	576,947
Total debt	5,683,741	6,184,104
Less: Cash and cash equivalents	230,180	84,824
Net Debt	5,453,561	6,099,280
Total shareholders' equity	3,918,894	3,518,813
Net Debt and shareholders' equity	$ 9,372,455	$ 9,618,093
Net Debt-to-Capital	58.2%	63.4%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Nine Months Ended
	September 30,
	2015	2014

Net cash provided by operating activities	$ 973,476	$ 700,724
Less: Capital expenditures for ship construction	(181,999)	(782,386)
Less: Capital expenditures for business enhancements and other	(149,559)	(82,451)
Free Cash Flow	641,918	(164,113)
Proceeds from ship construction financing facilities	71,706	694,778
Adjusted Free Cash Flow	$ 713,624	$ 530,665
CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

         Media Contacts
         Jason Lasecki
         (305) 514-3912
         Vanessa Picariello
         (305) 436-4713
         PublicRelations@ncl.com